Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CHARDAN NEXTECH ACQUISITION 2 CORP.,

BRONCO MERGER SUB, INC.

and

DRAGONFLY ENERGY CORP.

dated as of May 15, 2022

(continued)

(continued)

(continued)

(continued)

v

Exhibits

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit B	Form of Amended and Restated Bylaws of Acquiror
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Equity Incentive Plan
Exhibit E	Forms of Incentive Option Award Agreement, Nonqualified Option Award Agreement, and Restricted Stock Unit Agreement
Exhibit F	Form of Employee Stock Purchase Plan

Annexes

Annex A	Schedule of Transaction Bonuses

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 15, 2022 (this “Agreement”), is made and entered into by and among Chardan NexTech Acquisition 2 Corp., a Delaware corporation (“Acquiror”), Bronco Merger Sub, Inc., a Nevada corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Dragonfly Energy Corp., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror and was formed for the sole purpose of the Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Nevada Revised Statutes (“NRS”), (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (b) Acquiror will change its name to “Dragonfly Energy Holdings Corp.”;

WHEREAS, upon the Effective Time (as defined below), each Company Option (as defined below) that is then outstanding will be converted into the right to receive an Acquiror Option (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations (as defined below), with respect to which each of Acquiror, Merger Sub and the Company are a “party to a reorganization” under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”);

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to adopt and enter into this Agreement and the other documents to which the Company is a party contemplated hereby, (b) adopted this Agreement and approved the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the approval of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby by the Company’s stockholders;

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that it is in the best interests of Acquiror and Merger Sub, and their respective stockholders, as applicable, and declared it advisable, to adopt and enter into this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby, (b) adopted this Agreement and approved the execution, delivery and performance by Acquiror or Merger Sub, as applicable, of this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as the sole stockholder of Merger Sub, has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Company has requested that the Requisite Company Stockholders (as defined below) execute and deliver to the Company and Acquiror, prior to the Company Stockholder Approval Deadline (as defined below), their fully executed counterparts to the Written Consent (as defined below);

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof and Acquiror’s Governing Documents, Acquiror shall provide an opportunity to its stockholders for an Acquiror Share Redemption (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into a subscription agreement (as amended or modified from time to time, the “Subscription Agreement”) with Chardan Capital Markets, LLC (the “Initial PIPE Investor”) pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investor agreed to purchase from Acquiror shares of Acquiror Common Stock as described in the Subscription Agreement, with the aggregate purchase price under the Subscription Agreement being at least the Committed PIPE Investment Amount (as defined below), such purchase to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, at the Closing, Acquiror, the Sponsor, the Initial PIPE Investor, the Equity Facility Investor (as defined below), the Major Company Stockholders (as defined below), and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form attached hereto as Exhibit C (with such changes as may be agreed to in writing by Acquiror and the Company), which shall be effective as of the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a material inducement to the willingness of Acquiror to enter into this Agreement, each of the employees set forth on Section 1.1(a) of the Company Disclosure Letter (the “Key Employees”) has entered into an amendment (the “Amendments”) with the Company agreeing to certain amendments to their existing employment agreements with the Company (the “Key Employment Agreements”), which are conditioned upon the Closing and to be effective on or prior to the Closing Date;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, prior to the Effective Time, each share of Company Preferred Stock shall have been converted into one share of Company Common Stock pursuant to the Company’s Governing Documents, and all provisions of the Company’s Governing Documents related to the Company Preferred Stock shall be ineffective or waived (collectively, the “Company Preferred Conversion”);

WHEREAS, prior to the Effective Time, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation in the form set forth on Exhibit A to provide for, among other things, an increase to the number of Acquiror’s authorized shares of Acquiror Common Stock in connection with the Merger; and

WHEREAS, prior to the consummation of the Merger, Acquiror will adopt the amended and restated bylaws in the form set forth on Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.      Definitions. As used herein, the following terms shall have the meanings set forth or referred to below:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board Recommendation” has the meaning specified in Section 8.2(b)(ii).

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror ESPP Proposal” has the meaning specified in Section 8.2(b)(ii).

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Incentive Plan Proposal” has the meaning specified in Section 8.2(b)(ii).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to Chardan NexTech 2 Warrant Holdings LLC, an affiliate of Sponsor.

“Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Stockholder Approval” means the approval of those Transaction Proposals (other than the Unbundling Precatory Proposals) identified in Section 8.2(b)(ii), at an Acquiror Stockholders’ Meeting duly called by the Acquiror Board of Directors and held for such purpose.

“Acquiror Stockholders” means the stockholders of Acquiror.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b)(i).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby or Acquiror’s initial public offering: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions), (b) fifty percent (50%) of the filing fees incurred in connection with making any filings under Section 8.1, (c) fifty percent (50%) of the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and the application fees incurred in connection with obtaining approval of the Nasdaq under Section 7.3, (d) repayment of any Working Capital Loans and (e) any other fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (e), solely to the extent such fees and expenses are incurred and unpaid as of the Closing. Acquiror Transaction Expenses shall not include any fees and expenses of Acquiror Stockholders (other than Working Capital Loans).

“Acquiror Warrant Agreement” means the Warrant Agreement, dated as of August 10, 2021, between Acquiror and the Trustee, as warrant agent.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% (fifteen percent) or more of the consolidated assets of the Company or (ii) 15% (fifteen percent) or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% (fifteen percent) or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% (fifteen percent) or more of the consolidated assets of the Company, or (c) a merger, consolidation, share exchange, business combination, sale of a material portion of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% (fifteen percent) or more of the consolidated assets of the Company.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation, by or before any Governmental Authority.

“Additional Subscription Agreement” means a subscription or other agreement in respect of the purchase or sale of shares of Acquiror Common Stock and/or other securities, or the providing of other financing in compliance with Section 6.1(n) and Section 7.5(a)(vii).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) Company Conversion Shares, or (iii) issuable upon, or subject to, the exercise of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, minus (b) a number of shares of Company Common Stock equal to (A) the aggregate exercise price of such Company Options divided by (B) the Per Share Merger Consideration.

“Aggregate Merger Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Alternative Business Combination Proposal” has the meaning specified in Section 7.4.

“Alternative Financing” has the meaning specified in Section 8.4(a).

“Amendment Proposal” has the meaning specified in Section 8.2(b)(ii).

“Amendments” has the meaning specified in the Recitals hereto.

“Ancillary Agreements” means the Written Consent, the Sponsor Support Agreement, the Registration Rights Agreement, the Key Employment Agreements, including the Amendments thereto, the Confidentiality Agreement and the other documents delivered pursuant to this Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act of 2001, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information” or “Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Articles of Merger” has the meaning specified in Section 2.1(a).

“Audited Financial Statements” has the meaning specified in Section 4.8(a)(i).

“Base Purchase Price” means $400,000,000 (four hundred million dollars).

“BCA Proposal” has the meaning specified in Section 8.2(b)(ii).

“Brownstein” has the meaning specified in Section 11.18(a).

“Business Combination” has the meaning set forth in Article Fifth of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” has the meaning specified in Section 4.15(n).

“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Acquiror, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Acquiror, the Surviving Corporation or any of their respective Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Acquiror Board of Directors or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror or the Surviving Corporation to any Person.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“CNTQ Nominees” has the meaning specified in Section 7.6(a)(i).

“CNTQ Parties” has the meaning specified in Section 11.18(a).

“Code” has the meaning specified in the Recitals hereto.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company is party or by which it is bound.

“Committed PIPE Investment Amount” has the meaning specified in Section 5.13.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Conversion Shares” means the shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the conversion of the Company Preferred Stock immediately prior to the Effective Time in accordance with the Governing Documents of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plan” means either or both of the Company’s 2019 Equity Incentive Plan, as amended, and/or the Company’s 2021 Equity Incentive Plan, as amended, as the context requires.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (each, an “Event”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any authoritative interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement or with the prior written consent of Acquiror, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, wild fires, or similar occurrences) or change in climate, (v) pandemic (including COVID-19), epidemic, other outbreaks of illness or public health events, or any Law issued by a Governmental Authority providing for any COVID-19 Measures or any change in such Law after the date hereof, (vi) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vii) any failure of the Company to meet any projections or forecasts (provided that this clause (vii) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (viii) any Events generally applicable to the industries or markets in which the Company operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (ix) the announcement of this Agreement and pendency and consummation of the transactions contemplated hereby (it being understood that this clause (ix) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and any representation or warranty which by its terms is intended to address the consequences of the announcement of this Agreement and consummation of the transactions contemplated hereby and the condition to Closing with respect thereto), or (x) any action taken by the Company or its Subsidiaries at the written request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v), (vi) or (viii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company, taken as a whole, relative to similarly situated companies in the industries in which the Company conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under either Company Incentive Plan.

“Company Owned IP” means the Intellectual Property owned or purported to be owned by the Company.

“Company Owned Software” means the Software included in the Company Owned IP.

“Company Preferred Conversion” has the meaning specified in the Recitals hereto.

“Company Preferred Stock” means the Series A Preferred Stock of the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Stockholder Approval” means the approval of this Agreement and the Ancillary Agreements and transactions contemplated hereby and thereby sufficient for all purposes under the NRS, any other applicable law, and the Governing Documents of the Company, constituting the affirmative vote or written consent of the holders of at least (i) a majority of the voting power of the outstanding shares of Company Capital Stock entitled to vote and (ii) a majority of the voting power of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis.

“Company Stockholder Approval Deadline” means 5:00 p.m. Eastern Time on the first (1st) Business Day after the date of this Agreement.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) fifty percent (50%) of the filing fees incurred in connection with making any filings under Section 8.1, (c) fifty percent (50%) of the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and the application fees incurred in connection with obtaining approval of the Nasdaq under Section 7.3, (d) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company to any Affiliate of the Company in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement, and (f) any fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (f), solely to the extent such fees and expenses are incurred and unpaid as of the Closing. Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

“Confidentiality Agreement” means the Non-Disclosure Agreement entered into by Acquiror and the Company on October 1, 2021.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft Terms” means use, modification and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that such Open Source Materials, or other Software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “share alike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any similar Law by any Governmental Authority in response to COVID-19.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“Debt Commitment Letter” means that certain commitment letter, dated May 15, 2022, issued by EICF Agent LLC and CCM Investments 5 LLC to the Company and Acquiror.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Proposal” has the meaning specified in Section 8.2(b)(ii).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenter’s Rights Statutes” means NRS 92A.300 through 92A.500, inclusive, including as amended pursuant to Senate Bill No. 95, enrolled as 2021 Statutes of Nevada, Page 1494 et seq.

“Dissenting Share” means each share of Company Capital Stock (other than any (i) shares of Company Common Stock subject to Company Options and (ii) Treasury Shares) outstanding immediately prior to the Effective Time held by a Dissenting Stockholder.

“Dissenting Stockholder” means, as of any particular time, a Person which is then entitled to, to the extent required by the NRS, has theretofore duly demanded and perfected, and has not theretofore withdrawn or otherwise waived or lost, dissenter’s rights pursuant to the Dissenter’s Rights Statutes.

“Dollars” or “$” means lawful money of the United States.

“Dragonfly Group” has the meaning specified in Section 11.18(b).

“Earnout Fully Diluted Shares” means the number of shares of Acquiror Common Stock issued to holders of Company Conversion Shares at the Effective Time.

“Earnout Shares” means the shares of Acquiror Common Stock, if any, issued pursuant to Section 3.4.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Facility” means a committed equity facility that shall be established pursuant to the Equity Facility Letter Agreement and the Equity Facility Definitive Documentation.

“Equity Facility Definitive Documentation” has the meaning specified in the Equity Facility Letter Agreement.

“Equity Facility Investor” means Chardan Capital Markets, LLC or any of its Affiliates, or any designee, delegate or assignee thereof.

“Equity Facility Letter Agreement” means the letter agreement, together with the Summary of Indicative Terms attached as an exhibit thereto, entered into among Acquiror, the Company and the Equity Facility Investor on May 15, 2022 pursuant to which Acquiror and the Company agreed to enter into the Equity Facility Definitive Documentation to establish the Equity Facility prior to the Closing Date.

“Equity Incentive Plan” has the meaning specified in Section 7.1(a).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing the number of (a) Acquiror Common Shares constituting the Aggregate Merger Consideration, by (b) Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.26(a).

“Extended Termination Date” has the meaning specified in Section 7.13.

“Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“First Earnout Achievement Date” has the meaning specified in Section 3.4(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and bylaws (and stockholder agreements, if any), the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, or court, tribunal or other arbitral body.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant or contaminant, (b) toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Initial PIPE Investor” has the meaning specified in the Recitals hereto.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including U.S. and foreign: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill of the Company or its businesses symbolized by or associated with any of the foregoing, (c) copyrights and copyrightable subject matter, including such corresponding rights in Software and other works of authorship, (d) rights in algorithms, databases, compilations and data, (e) trade secrets and all other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies, (f) rights of publicity, privacy, and rights to personal information, (g) moral rights and rights of attribution and integrity, (h) social media addresses and accounts and usernames, account names and identifiers and (i) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Authorities, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Intervening Event” means an Event following the date hereof that was not known and was not reasonably foreseeable by the Acquiror Board of Directors as of the date hereof, and that becomes known to the Acquiror Board of Directors after the date of this Agreement, but prior to the Acquiror Stockholder Approval, other than (i) changes in the market price or trading volume of Acquiror Common Stock or (ii) the timing of any approval of any Governmental Authority required for the consummation of the transactions contemplated hereby.

“Intervening Event Notice Period” has the meaning specified in Section 8.2(b)(iii).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Key Employees” has the meaning specified in the Recitals hereto.

“Key Employment Agreements” has the meaning specified in the Recitals hereto.

“Labor Organization” has the meaning specified in Section 4.14(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Intent” has the meaning specified in Section 1.2(g).

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, claims or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Stockholder” means each of the holders of Company Capital Stock set forth on Section 1.1(b) of the Company Disclosure Letter.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.001 per share, of Merger Sub.

“Modification in Recommendation” means the Acquiror Board of Directors (i) (A) fails to make, changes, withdraws, withholds, amends, modifies or qualifies, or publicly proposes to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to the Company, the Acquiror Board Recommendation or (B) adopts, approves, endorses or recommends, or publicly proposes to adopt, approve, endorse or recommend to Acquiror Stockholders, any Alternative Business Combination Proposal, (ii) makes any public statement materially inconsistent with the Acquiror Board Recommendation, or (iii) resolves or agrees to take any of the foregoing actions.

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“Nasdaq Listing Application” has the meaning specified in Section 7.3(b).

“Nasdaq Proposal” has the meaning specified in Section 8.2(b)(ii).

“NRS” has the meaning specified in the Recitals hereto.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“O’Melveny” has the meaning specified in Section 11.18(b).

“O’Melveny Privileged Communications” has the meaning specified in Section 11.18(b).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Payoff Consent” has the meaning specified in Section 6.6.

“Payoff Letter” has the meaning specified in Section 6.6.

“PCAOB Financial Statements” has the meaning specified in Section 6.3(a).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings (B) for which adequate accruals or reserves have been established in accordance with GAAP and (C) that relate to obligations as to which there is no default on the part of the Company, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company, (iv) with respect to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which do not materially impair the value or use of such Real Property Lease, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, in each case, to the extent that the Company’s current use is not in violation thereof, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (ix) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Acquiror Common Stock and/or other securities, or the providing of other financing, pursuant to the Subscription Agreement, and any Additional Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price and aggregate financing amount received or deemed received by Acquiror prior to or substantially concurrently with the Closing in the PIPE Investment.

“PIPE Investor” means the Initial PIPE Investor and any investors and other financing sources that are party to any Additional Subscription Agreements.

“PIUS Debt” means the Indebtedness and other obligations incurred and outstanding in connection with the issuance and disbursement of proceeds of the PIUS Notes.

“PIUS Notes” means the Company’s Fixed Rate Senior Notes, Series 2021-6 issued pursuant to that Trust Indenture dated as of November 24, 2021, between the Company and UMB Bank.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Financials” shall have the meaning specified in Section 6.3(c).

“Q2 Financials” shall have the meaning specified in Section 6.3(c).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Leases” has the meaning specified in Section 4.20(a)(iii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 1.1(c) of the Company Disclosure Letter.

“Resale Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People's Republic, and so-called Luhansk People's Republic regions of Ukraine).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting on behalf of or for the benefit of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Statements” has the meaning specified in Section 1.2(j).

“Second Earnout Achievement Date” has the meaning specified in Section 3.4(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Skadden” has the meaning specified in Section 11.18(a).

“Skadden / Brownstein Privileged Communications” has the meaning specified in Section 11.18(a).

“Software” means any and all (i) computer programs, applications and software, including any and all software implementations of algorithms, databases, models and methodologies (whether in source code, object code or other form) and (ii) work product used to design, plan and develop any of the foregoing.

“SPACs” has the meaning specified in Section 1.2(j).

“Sponsor” means Chardan NexTech Investments 2 LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Stockholder Notice” has the meaning specified in Section 8.2(c)(ii).

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Takeover Statute” means any “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or other anti-takeover Law or similar Law enacted under state or federal Law, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and, in each case, including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Third Earnout Achievement Date” has the meaning specified in Section 3.4(c).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28(a).

“Top Vendors” has the meaning specified in Section 4.28(a).

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unaudited Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Unbundling Precatory Proposals” has the meaning specified in Section 8.2(b)(ii).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Acquiror Board of Directors.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” means an irrevocable written consent of the stockholders of the Company collectively holding the voting power sufficient to provide the Company Stockholder Approval.

Section 1.2.      Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Exhibit” or “Section” refer to the specified Article, Exhibit or Section of this Agreement, (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            The term “in the ordinary course” means “in the ordinary course consistent with past practice.”

(f)            The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge that a representation or warranty made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were false when made, with the intention that the other such party to this Agreement rely thereon, and the other party did rely thereon to its detriment.

(g)            For avoidance of doubt, the Tail Fee (as defined in that certain Letter of Intent, by and between the Company and Acquiror, dated as of October 15, 2021 (the “Letter of Intent”)), was intended to constitute liquidated damages in the event of a breach of the Letter of Intent, and the parties hereby acknowledge and agree that it is not a measure of damages under this Agreement and shall not be considered to measure damages hereunder.

(h)            Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more parties to another party, such obligation shall be deemed satisfied if (i) such one or more parties or a Person acting on its behalf made such information or document available (or delivered or provided such information or document) in the electronic data room hosted by Datasite and labeled “Project Bronco” prior to 9:00 a.m. Eastern time on the date that is two (2) full Business Days prior to the date of this Agreement or (ii) such information or document is publicly available prior to 9:00 a.m. Eastern time on the date that is two (2) full Business Days prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions.

(i)            The parties to this Agreement agree and acknowledge that they have been represented by counsel during, and have participated jointly in, the negotiation, drafting and execution of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and the parties to this Agreement irrevocably waive the application of any Law, holding or rule of construction favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement.

(j)            Notwithstanding anything to the contrary herein, no representation or warranty by Acquiror in this Agreement shall apply to any statement or information in the Acquiror SEC Filings that relates to the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued on April 12, 2021, the rules proposed by the SEC on March 30, 2022, intended to enhance investor protections in initial public offerings by special purpose acquisition companies (“SPACs”) and in subsequent business combination transactions between SPACs and private operating companies, or to other accounting matters related to initial public offering securities or expenses as to which the SEC or Acquiror’s audit firm has issued, adopted, recommended in writing (with such recommendation being directed to Acquiror, in the case of Acquiror’s audit firm) or implemented (with such implementation relating to Acquiror, in the case of Acquiror’s audit firm) a statement, guidance, interpretation or change in presentation after the date of Acquiror’s initial public offering (collectively, the “SEC Statements”), nor shall any correction, amendment or restatement of Acquiror Financial Statements due wholly or in part to the SEC Statements, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statements or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Acquiror. The Company acknowledges and agrees that Acquiror continues to review the SEC Statements and their implications, including on the financial statements and other information included in the Acquiror SEC Filings, and any restatement, revision or other modification of the Acquiror SEC Filings relating to or arising from such SEC Statements, shall be deemed not material and not to have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement, for purposes of this Agreement.

(k)            References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof and all schedules and exhibits thereto.

Section 1.3.      Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the actual knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

THE MERGER; CLOSING

Section 2.1.      The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by an articles of merger with respect to the Merger (as so filed, the “Articles of Merger”), executed by the Constituent Corporations in accordance with the relevant provisions of the NRS, such Merger to be effective as of the Effective Time.

(b)            Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the NRS, as a wholly owned subsidiary of Acquiror.

Section 2.2.      Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the NRS.

Section 2.3.      Closing; Effective Time.

(a)            In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be effected by the exchange of signatures by electronic transmission, or, if such exchange is not practicable, shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)            Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Articles of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NRS. The Merger shall become effective at the time when the Articles of Merger have been accepted for filing by the Secretary of State of the State of Nevada, or at such later date and time as may be agreed by Acquiror and the Company in writing and specified in the Articles of Merger in accordance with the NRS (the “Effective Time”). For the avoidance of doubt, the effectiveness of the Company Preferred Conversion must not be later than immediately prior to the Effective Time.

Section 2.4.      Closing Deliverables.

(a)            At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i)            a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(f) have been satisfied;

(ii)            the written resignations of all of the directors and officers of the Company (other than any such Persons identified to be the directors and officers of the Surviving Corporation at the Effective Time, in accordance with the provisions of Section 2.6), effective as of the Effective Time;

(iii)            the Registration Rights Agreement, duly executed by the Major Company Stockholders and Dragonfly Energy Holdings Corp.;

(iv)            evidence that all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company; and

(v)            a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)            At the Closing, Acquiror will deliver or cause to be delivered:

(i)            to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s equityholders pursuant to Section 3.2;

(ii)            to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied;

(iii)            to the Company, the Registration Rights Agreement, duly executed by certain Acquiror Stockholders; and

(iv)            to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified to be the directors and officers, respectively, of Acquiror at the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c)            On the Closing Date, substantially concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, in each case of clauses (i) and (ii), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5.      Governing Documents.

(a)            At the Effective Time, by virtue of the Merger, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read substantially identical to the certificate of incorporation and bylaws of Merger Sub, respectively, as in effect immediately prior to the Effective Time, until thereafter supplemented or amended in accordance with their respective terms and the DGCL.

(b)            The certificate of incorporation and bylaws of Acquiror as in effect immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company)), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6.      Directors and Officers.

(a)            The officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation at the Effective Time, each such individual to hold such office in accordance with the Governing Documents of the Surviving Corporation.

(b)            The parties shall take all actions necessary to ensure that, effective at the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7.      Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger will qualify for the Intended Tax Treatment. No party knows of any fact or circumstance (without conducting independent inquiry or diligence of any other relevant party), and no party has taken or will take any action (or will knowingly fail to take any action), which action (or failure to act) could be reasonably expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall reasonably cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including by taking the actions described on Section 2.7 of the Company Disclosure Letter.

Article III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1.      Conversion of Securities.

(a)            At the Effective Time (and for the avoidance of doubt, after giving effect to the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than any (i) shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3), (ii) shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be cancelled as part of the Merger for no consideration and which shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) Dissenting Shares, which shall be subject to Section 3.6), shall be cancelled and converted into the right to receive (A) the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c) and (B) the right to receive Earnout Shares to the extent due and issuable pursuant to Section 3.4.

(b)            At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.001, of the Surviving Corporation.

(c)            Each holder of shares of Company Capital Stock as of immediately prior to the Effective Time (other than in respect of (i) any shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3) (ii) Treasury Shares and (iii) Dissenting Shares (which shall be subject to Section 3.6)) shall be entitled to receive (A) a portion of the Aggregate Merger Consideration equal to (1) the Exchange Ratio, multiplied by (2) the number of Company Conversion Shares held by such holder as of immediately prior to the Effective Time, with fractional shares rounded to the nearest whole share as to each such separate holder of Company Capital Stock and (B) the right to receive Earnout Shares to the extent due and issuable pursuant to Section 3.4, with fractional shares rounded to the nearest whole share as to each such separate holder of Company Capital Stock.

(d)            Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2.      Exchange Procedures

(a)            Prior to the Closing, and in any event no later than five (5) Business Days prior to the Closing Date, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s equityholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b)            Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock as of immediately prior to the Effective Time, whose shares of Company Capital Stock were converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)            Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) or a duly completed and validly executed Letter of Transmittal, as applicable, and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)            Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Capital Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3.      Treatment of Company Options.

(a)            As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Option, each Company Option that is then outstanding shall be converted into an option to purchase shares of Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (i) such Acquiror Option shall provide the right to purchase that whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of any such Company Options that are “incentive stock options” (within the meaning of Section 422 of the Code) will be made in a manner that is intended to be consistent with Treasury Regulations Section 1.424-1, and the conversion of all Company Options will be made in a manner, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code, as applicable.

(b)            The Company shall take all necessary actions to effect the treatment of Company Options pursuant to this Section 3.3 in accordance with the Company Incentive Plans and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Options will be granted under the Company Incentive Plans.

Section 3.4.      Earnout.

(a)            If, as disclosed in the Annual Report on Form 10-K for the fiscal year ending December 31, 2023 for Acquiror filed with the SEC, Acquiror’s (x) total audited revenue for the year ended December 31, 2023 is equal to or greater than $250,000,000 (two hundred and fifty million dollars) and (y) audited operating income for the year ended December 31, 2023 is equal to or greater than $35,000,000 (thirty-five million dollars) (the date the foregoing is satisfied, the “First Earnout Achievement Date”):

(i)            Acquiror shall promptly issue to each holder of Company Conversion Shares outstanding immediately prior to the Effective Time, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock issuable with respect to the Company Conversion Shares held by such holder as of immediately prior to the Effective Time, divided by (B) the Earnout Fully Diluted Shares, multiplied by (2) 15,000,000 (fifteen million).

(b)            If, at any time following the Closing Date until December 31, 2026, the VWAP of Acquiror Common Stock is greater than or equal to $22.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”):

(i)            Acquiror shall promptly issue to each holder of Company Conversion Shares outstanding immediately prior to the Effective Time, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock issuable with respect to the Company Conversion Shares held by such holder as of immediately prior to the Effective Time, divided by (B) the Earnout Fully Diluted Shares, multiplied by (2) 12,500,000 (twelve million five hundred thousand).

(c)            If, at any time following the Closing Date until December 31, 2028, the VWAP of Acquiror Common Stock is greater than or equal to $32.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”):

(i)            Acquiror shall promptly issue to each holder of Company Conversion Shares outstanding immediately prior to the Effective Time, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock issuable with respect to the Company Conversion Shares held by such holder as of immediately prior to the Effective Time, divided by (B) the Earnout Fully Diluted Shares, multiplied by (2) 12,500,000 (twelve million five hundred thousand).

(d)            For the avoidance of doubt, the holders of Company Conversion Shares immediately prior to the Closing shall be entitled to receive the shares of Acquiror Common Stock described in Section 3.4(a), Section 3.4(b) and Section 3.4(c) only upon the occurrence of the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date, respectively; provided that upon the occurrence of the Third Earnout Achievement Date, if the Second Earnout Achievement Date has yet to occur, the Second Earnout Achievement Date will be deemed to have occurred simultaneously with the Third Earnout Achievement Date and the holders of Company Conversion Shares outstanding immediately prior to the Effective Time shall be entitled to receive Earnout Shares pursuant to Section 3.4(b) as if the Second Earnout Achievement Date occurred on or prior to December 31, 2026; provided, however, that such date shall only occur once, if at all, and in no event shall such holders be collectively entitled to receive more than an aggregate of 40,000,000 (forty million) shares of Acquiror Common Stock pursuant to this Section 3.4.

(e)            In the event that there is a Change of Control after the Closing,

(i)            and prior to December 31, 2026:

(1)            to the extent the Second Earnout Achievement Date has not already occurred, the Second Earnout Achievement Date shall be deemed to occur immediately prior to the closing of such Change of Control if the price paid per Acquiror Common Share in such Change of Control is greater than or equal to $22.50, and in such event (A) Acquiror shall issue the shares of Acquiror Common Stock issuable pursuant to Section 3.4(b), immediately prior to the closing of such Change of Control (to the extent such shares of Acquiror Common Stock have not previously been issued), and (B) thereafter, the obligations in Section 3.4(b) shall terminate and no longer apply; and

(2)            in the event the price paid per Acquiror Common Share in such Change of Control is less than $22.50, the obligations in Section 3.4(b) shall no longer apply from and after the closing of such Change of Control; provided that upon the occurrence of the Third Earnout Achievement Date, if the Second Earnout Achievement Date has yet to occur, the Second Earnout Achievement Date will be deemed to have occurred simultaneously with the Third Earnout Achievement Date;

(ii)            and prior to December 31, 2028:

(1)            to the extent the Third Earnout Achievement Date has not already occurred, the Second Earnout Achievement Date (if it has not already occurred) and the Third Earnout Achievement Date shall be deemed to occur immediately prior to the closing of such Change of Control if the price paid per Acquiror Common Share in such Change of Control is greater than or equal to $32.50, and in such event (A) Acquiror shall issue the shares of Acquiror Common Stock issuable pursuant to Section 3.4(b) (if the Second Earnout Achievement Date has not already occurred) and Section 3.4(c), immediately prior to the closing of such Change of Control (to the extent such shares of Acquiror Common Stock have not previously been issued), and (B) thereafter, the obligations in Section 3.4(c) shall terminate and no longer apply; and

(2)            in the event the price paid per Acquiror Common Share in such Change of Control is less than $32.50, the obligations in Section 3.4(c) shall no longer apply from and after the closing of such Change of Control;

provided that (A) in each of the foregoing clauses (i) through (ii), to the extent the price paid per Acquiror Common Share includes equity consideration, contingent consideration or property other than cash, the Acquiror Board of Directors shall determine the price paid per Acquiror Common Share in respect of such Change of Control in good faith (valuing any such consideration payable in publicly traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such Change of Control) and (B) any determination by the Acquiror Board of Directors with respect to any matters contemplated by, or related to, this Section 3.4(e), including the price paid per Acquiror Common Share in any Change of Control, the determination of whether any Acquiror Common Shares are issuable under this Section 3.4(e), shall be made in good faith and shall be final and binding on the parties.

(f)            The Acquiror Common Stock price targets set forth in Section 3.4(b), Section 3.4(c) and Section 3.4(e) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Acquiror Common Stock occurring on or after the Closing (other than the transactions contemplated by this Agreement).

(g)            If the Second Earnout Achievement Date or Change of Control has not occurred after the Closing and prior to December 31, 2026, subject to Section 3.4(d) and Section 3.4(e)(ii), the obligations in Section 3.4(b) and Section 3.4(e)(i) shall terminate and no longer apply. If the Third Earnout Achievement Date or Change of Control has not occurred after the Closing and prior to December 31, 2028, the obligations in Section 3.4(c), Section 3.4(d) and Section 3.4(e)(ii) shall terminate and no longer apply.

(h)            Any issuance of Earnout Shares in respect of Company Capital Stock to holders of such shares of Company Capital Stock hereunder shall be treated as comprised of two components, respectively, a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulations Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Treasury Regulations Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such issuance of Earnout Shares hereunder in respect of Company Capital Stock to each holder of such shares of Company Capital Stock outstanding immediately prior to the Effective Time, Earnout Shares representing the principal component (with a value equal to the principal component) and Earnout Shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

Section 3.5.      Withholding. Notwithstanding any other provision of this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amount under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively); provided that Acquiror (including on behalf of the Exchange Agent) shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld and timely remitted to the appropriate Governmental Authority, then such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.6.      Dissenting Shares. No holder of shares of Company Capital Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with this Agreement and the transactions contemplated hereby, except as and only to the extent mandated by the Dissenter’s Rights Statutes. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Capital Stock, each Dissenting Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall be subject to the provisions of this Section 3.6. No Dissenting Stockholder shall be entitled to receive any portion of the Aggregate Merger Consideration or any Earnout Shares with respect to the Dissenting Shares formerly owned by such Dissenting Stockholder. Each Dissenting Stockholder shall be entitled to receive only the payment of the fair value (as defined in NRS 92A.320) of the Dissenting Shares formerly owned by such Dissenting Stockholder, as determined in accordance with the NRS, but only if and to the extent such Dissenting Stockholder has duly perfected and not withdrawn or otherwise lost, and is otherwise entitled to, dissenter’s rights in accordance with the Dissenter’s Rights Statutes. The Company shall give Acquiror (i) prompt notice and copies of any written demands for dissenter’s rights, attempted or purported withdrawals of such demands and any other instruments received by the Company relating to any Person’s assertion of or demand for dissenter’s rights and (ii) the opportunity to participate in and, if Acquiror elects, direct all negotiations and Legal Proceedings (as defined below) with respect to any such assertions and demands. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for dissenter’s rights, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing. If any Dissenting Stockholder withdraws its assertion or demand for dissenter’s rights or otherwise waives or loses its dissenter’s rights under the Dissenter’s Rights Statutes with respect to any Dissenting Shares, such Dissenting Shares shall be deemed to have been converted at the Effective Time into the right to receive, without any interest thereon, (A) the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c) and (B) the right to receive Earnout Shares to the extent due and issuable pursuant to Section 3.4.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1.      Company Organization. The Company has been duly formed or organized and is validly existing as a corporation in good standing under the Laws of the State of Nevada, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company, taken as a whole.

Section 4.2.      Subsidiaries. The Company does not have any Subsidiaries.

Section 4.3.      Due Authorization.

(a)            Other than the Company Stockholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to (i) execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and at or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that it is in the best interests of the Company and its stockholders, and declaring advisable, to enter into this Agreement and the other documents to which the Company is a party contemplated hereby, (ii) approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby and the consummation of such transactions and (iii) recommending the adoption and approval of this Agreement and the other documents to which the Company is a party as contemplated hereby and the transactions contemplated hereby and thereby by the Company’s stockholders. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approval. The Company Stockholder Approval will be duly and validly obtained in accordance with applicable Law (including the NRS) and the Governing Documents of the Company upon the execution and delivery of the Written Consent pursuant to the terms of this Agreement, and, when delivered, the Written Consent will constitute the irrevocable Company Stockholder Approval. The Board of Directors of the Company has taken all action necessary to render inapplicable any and all relevant Takeover Statutes, as they may relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and no Takeover Statute, any takeover-related provision in the Governing Documents of the Company, nor any stockholder rights plan or similar agreement is applicable to Acquiror, Merger Sub, Sponsor, this Agreement or the transactions contemplated hereby (including the Merger) that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate transactions contemplated hereby (including the Merger). No provision of the Governing Documents of the Company or any resolution or other action of the Company Board of Directors has provided or will provide for any right of dissent or appraisal for any holder of shares of Company Capital Stock independent of any rights of dissent that may be available solely by way of the applicable provisions of the Dissenter’s Rights Statutes.

Section 4.4.      No Conflict. The execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law or Governmental Order applicable to the Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company is a party or by which the Company may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be, and would not reasonably be expected to be, material to the business of the Company, taken as a whole.

Section 4.5.      Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any Governmental Authorizations, the absence of which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or the Ancillary Agreements or is not, and would not reasonably be expected to be, material to the business of the Company, taken as a whole, and (c) the filing of the Articles of Merger in accordance with the NRS.

Section 4.6.      Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized Equity Securities of the Company consist of (i) 40,000,000 shares of Company Common Stock, 20,968,742 of which are issued and outstanding, and (ii) 10,000,000 shares of Series A Preferred Stock (the “Series A Preferred Stock”), all of which are issued and outstanding, and there are no other authorized Equity Securities of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b)            As of the date of this Agreement, Company Options to purchase 3,434,856 shares of Company Common Stock are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company who, as of the date of this Agreement, holds a Company Option, number of shares of Company Common Stock subject thereto, vesting schedule, and the exercise price (if applicable) thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).

(c)            Except as otherwise set forth on Section 4.6(c) of the Company Disclosure Letter, the Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and, without limiting the foregoing, the Company is not a partner or member of any partnership, limited liability company or joint venture.

(d)            Except as otherwise set forth on Section 4.6(d) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Securities, the sale of Equity Securities, or for the repurchase or redemption of Equity Securities of the Company or the value of which is determined by reference to shares of Company Capital Stock or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock or other Equity Securities of the Company.

Section 4.7.      [Reserved].

Section 4.8.      Financial Statements.

(a)            Attached as Section 4.8(a) of the Company Disclosure Letter are copies of the:

(i)            audited consolidated balance sheets and statements of income, statements of shareholders’ equity and cash flows of the Company as of and for the twelve-month periods ending December 31, 2020, and December 31, 2021, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”); and

(ii)            the Q1 Financials and the Q2 Financials (if delivered pursuant to Section 6.3(c); it being understood that this Section 4.8(a)(ii) shall only apply with respect to the Q1 Financials and the Q2 Financials, respectively as of the date such financial statements are delivered pursuant to Section 6.3(c) and the Company shall have the right to attach such financial statements to Section 4.8(a) of the Company Disclosure Letter as of such time) (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the PCAOB Financial Statements, the “Financial Statements”).

(b)            Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and (iv) solely with respect to the PCAOB Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)            Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9.      No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required to be disclosed on the most recent balance sheet in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10.      Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or its properties or assets, directors, managers, officers or employees (in their capacity as such); and (b) there is no outstanding Governmental Order imposed upon the Company; nor are any properties or assets of the Company’s respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company, taken as a whole.

Section 4.11.      Legal Compliance.

(a)            The Company is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects.

(b)            The Company maintains a program of policies, procedures and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company in a manner that violates applicable Law (including money laundering or fraud) and (ii) otherwise provide reasonable assurance that violation of applicable Law by any of the Company’s directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company, will be prevented, detected and deterred.

(c)            For the past three (3) years, none of the Company or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company, taken as a whole.

Section 4.12.      Contracts; No Defaults.

(a)            Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvi) below to which, as of the date of this Agreement, the Company is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)            Any primary or master supply or master services Contract or similar Contract with any of the Top Customers and Top Vendors, but excluding any non-disclosure agreements, purchase orders, sales acknowledgements or similar Contracts entered into with such counter-parties in connection with, relating to or resulting from such primary or master supply or master services Contracts;

(ii)            Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company, including any agreement or commitment for future loans, credit or financing and any agreement pursuant to which the Company granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in excess of $500,000 (five hundred thousand dollars);

(iii)            Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company in the last five (5) years involving payments in excess of $500,000 (five hundred thousand dollars), in each case, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company;

(iv)            Each (A) Real Property Lease and (B) lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 (two hundred and fifty thousand dollars) in any calendar year;

(v)            Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company);

(vi)            Contracts (other than employment agreements, employee offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company, on the one hand, and Affiliates of the Company, the officers and managers (or equivalents) of the Company, the members or stockholders of the Company, any employee of the Company or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii)            Employment agreements or offer letters (or forms thereof) with each current executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company, and service agreements with each director of the Company;

(viii)            Contracts with any employees, independent contractors or consultants of the Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix)            Contracts containing covenants of the Company (A) prohibiting or limiting the right of the Company to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s ability to conduct their business with any Person in any geographic area;

(x)            Any Collective Bargaining Agreement;

(xi)            Each Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue) pursuant to which the Company (A) grants to a third Person any material rights, or materially restricts any third Person, with respect to any Company Owned IP (other than non-exclusive licenses granted in the ordinary course of business on the Company’s standard form terms provided to Acquiror for review prior to the date of this Agreement) or (B) is granted by a third Person any material rights, or is materially restricted, with respect to Intellectual Property, other than, in respect of this subclause (B), (w) Contracts granting nonexclusive rights to use commercially available off-the-shelf Software having a replacement cost or annual license fee of less than $150,000 (one hundred and fifty thousand dollars), (x) Open Source Licenses, (y) non-disclosure agreements entered into in the ordinary course of business, and (z) Contracts with employees, independent contractors and consultants assigning inventions developed in the provision of services for the Company that are entered into in the ordinary course of business substantially on the Company’s form proprietary information and inventions agreements provided to Acquiror for review prior to the date of this Agreement;

(xii)            Each Contract requiring capital expenditures by the Company after the date of this Agreement in an amount in excess of $200,000 (two hundred thousand dollars) in any calendar year;

(xiii)            Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company in excess of $200,000 (two hundred thousand dollars) in any calendar year;

(xiv)            Contracts granting to any Person (other than the Company) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Securities in the Company;

(xv)            Contracts, other than any Contracts of the type described in clauses (i) through (xiv) above, which involves payments from or to the Company in excess of $250,000 (two hundred and fifty thousand dollars) during the trailing twelve months for the period ending December 31, 2021; and

(xvi)            Any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xv) of this Section 4.12(a).

(b)            Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company, taken as a whole, (x) the Company has performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a), and neither the Company, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, the Company has not received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no Event has occurred which individually or together with other Events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.      Company Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each Company Benefit Plan (other than any individual employment agreements, offer letters, equity award agreements or similar agreements that do not deviate in any material or substantial respect from the forms set forth on Section 4.13(a) of the Company Disclosure Letter). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to (or required to be contributed to) by the Company, or to which the Company is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each Company Benefit Plan, the Company has made available to Acquiror true, complete and correct copies of each of the following, as applicable: (A) such Company Benefit Plan’s plan document and all amendments thereto (or, if such Company Benefit Plan has not been reduced to writing, a written summary of its material terms) and all trust agreements or other funding arrangements, insurance policies and Contracts, administration and service provider agreements, investment management agreements, investment advisory agreements, and side letters, (B) the current summary plan description, including any summary of material modifications, (C) the two most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (with schedules and financial statements attached), (D) the actuarial reports or other financial statements relating to such Company Benefit Plan for each of the two most recently completed plan years, (E) the most recent discrimination and top-heavy tests required under the Code for each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (G) a copy of all material correspondence (other than correspondence in the ordinary course) with any Governmental Authority relating to a Company Benefit Plan received or sent within the last three years, (H) copies of current and prior IRS or U.S. Department of Labor audits or inquiries, (I) any fidelity bond and fiduciary liability insurance policies, and (J) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program.

(b)            Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, in all material respects; and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been timely made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)            No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under or with respect to, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code.

(d)            With respect to each Company Benefit Plan, no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)            No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iv) coverage through the end of the month in which such retirement or termination of service occurs.

(f)            Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby) that would not in and of itself trigger such payment or benefit, (i) entitle any current or former employee, officer or other service provider of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company (other than statutory severance or termination payments that are required solely by reason of applicable Law), (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company, (iii) accelerate the vesting and/or settlement of any Company Option, or (iv) result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g)            Each Company Option has been granted in accordance with the terms of the Company Incentive Plan applicable to such Company Options. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, as well as Section 422 of the Code if applicable. Each Company Option is intended to be exempt from Section 409A of the Code and has been maintained in a manner consistent with that intent. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under the Company Incentive Plans, together with the material terms thereof (including grant date, exercise price, vesting terms, expiration date, and number of shares underlying such award). The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plan applicable to such Company Options or any Contract governing the terms of such awards.

(h)            Each “nonqualified deferred compensation plan” subject to Section 409A of the Code, if any, has been administered in documentary and operational compliance with its terms and with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder.

(i)            There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.14.      Labor Relations; Employees.

(a)            (i) The Company is not a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”), (ii) no such Collective Bargaining Agreement is being negotiated by the Company, (iii) no employees of the Company are represented by any Labor Organization with respect to their employment with the Company or its Subsidiaries, (iv) no Labor Organization or group of employees of the Company has requested or made a pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (v) to the knowledge of the Company, there have been no labor union organizing activities with respect to any employees of the Company with respect to their employment with the Company.

(b)            Since January 1, 2018, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, grievance, arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other labor dispute against or affecting the Company ..

(c)            The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement. There is no Labor Organization or other representative of any employees of the Company, which, pursuant to applicable Law or any Collective Bargaining Agreement or other contract, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(d)            The Company is, and has been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt versus non-exempt status and employee versus independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e)            Except as set forth on Section 4.14(e) of the Company Disclosure Letter, in the past three (3) years, the Company has not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f)            The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(g)            No employee of the Company is in any respect in violation of term of any employment agreement, nondisclosure agreement, restrictive covenant, common law nondisclosure obligation, fiduciary duty or similar obligation: (i) to the Company or (ii) to a former employer of any such employee relating to (A) the right of any such employee to be employed by the Company or (B) the knowledge or use of trade secrets or proprietary information.

(h)            The Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(i)            To the knowledge of the Company, no current employee of the Company, who is at the level of Vice President or higher, intends to terminate his or her employment.

(j)            The Company is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Company that involves allegations relating to discrimination, sexual harassment or sexual misconduct, or other alleged inappropriate conduct by any (i) officer of the Company or (ii) employee of the Company at the level of Vice President or above. In the last five (5) years, no allegations of discrimination, sexual harassment or sexual misconduct, or other alleged inappropriate conduct have been made against any (i) officer of the Company in his or her capacity as such or (ii) employee of the Company at the level of Vice President or above.

(k)            The Company is, and since January 1, 2018 has been, in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law relating to plant closings and layoffs. Except as set forth on Section 4.14(k) of the Company Disclosure Letter, the Company has not engaged in broad-based layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole, has sufficient employees to operate the business of the Company as currently conducted.

Section 4.15.      Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)            The Company has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied, in all material respects, with all applicable reporting requirements with respect to such Taxes.

(c)            There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of the Company.

(d)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed in writing (and, to the knowledge of the Company, no such claim assessment, deficiency or proposed adjustment has been asserted or assessed) by any Governmental Authority against the Company that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)            There are no ongoing or pending Legal Proceedings with respect to any material Taxes of the Company, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company.

(f)            No written claim has been made by any Governmental Authority within the last three (3) years in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g)            The Company is not a party to any Tax indemnification or Tax sharing or similar agreement (other than any Contract solely between the Company or any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes).

(h)            The Company has not been a party to any transaction treated by the parties as a distribution of stock qualifying under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)            The Company (i) is not liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than any Contract solely between the Company and its existing Subsidiaries or any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes) and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)            To the knowledge of the Company, the Company has not, and has never had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k)            The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)            The Company has not made a request for an advance tax ruling, request for technical advice, request for change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company, taken as a whole.

(m)            The Company will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) any prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(n)            The Company has not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), failed in any material respect to properly comply with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)).

(o)            The Company has not taken any action or knowingly failed to take any action, nor to the knowledge of the Company, are there any facts or circumstances, which action, inaction, facts, or circumstances could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.16.      Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 4.16 of the Company Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, or any of its Affiliates for which Acquiror or the Company has any obligation.

Section 4.17.      Insurance. The Company is insured against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such insurance policies are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18.      Licenses. The Company has obtained, and maintain, all of the material Licenses required to permit the Company to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted. Each material License held by the Company is and has been for the past three (3) years valid, binding and in full force and effect, and the Company is and has been during the past three (3) years in compliance with all such Licenses. The Company (a) is not and has not been during the past three (3) years in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License which it holds, (b) is not and has not been during the past three (3) years the subject of any pending or threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, suspension, modification, or impairment of any material License or (c) has not received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, limit, suspend, condition, modify or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.18 of the Company Disclosure Letter; provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company as currently conducted from and after Closing.

Section 4.19.      Equipment and Other Tangible Property. The Company owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company as owned by the Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20.      Real Property.

(a)            Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)            The Company holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens. Each of the Real Property Leases is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(ii)            The Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii)            The Company has delivered to Acquiror true, correct and complete copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company, including all amendments, extensions, renewals, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been amended or modified in any material respect, except to the extent that such amendments or modifications have been disclosed by the copies delivered to Acquiror.

(iv)            The Company is in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and the Company has not received any notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any Event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder.

(v)            (A) To the knowledge of the Company, there are no material disputes with respect to each Real Property Lease; and (B) neither the Company, nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(vi)            As of the date of this Agreement, no party, other than the Company , has any right to use or occupy the Leased Real Property or any portion thereof.

(vii)            The Company has not given any notice to any landlord under any of the Real Property Leases indicating that it will not be exercising any extension or renewal options under the Real Property Leases.

(viii)            All security deposits required under the Real Property Leases have been paid to and, to the best knowledge of the Company, are being held by the applicable landlord under the Real Property Leases and have not been applied in respect of a breach or a default under such Real Property Lease which has not been re-deposited in full.

(ix)            The Company has not received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)            The Company does not own any Owned Real Property. The Company has never owned any Owned Real Property.

(c)            Other than as set forth on Section 4.20(c) of the Company Disclosure Letter, no consent by the landlord under any Real Property Lease is required in connection with the consummation of the transactions contemplated hereby.

Section 4.21.      Intellectual Property.

(a)            Section 4.21(a) of the Company Disclosure Letter lists each item of Company Owned IP as of the date of this Agreement that is registered or applied-for with a Governmental Authority or other applicable registrar, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company is the sole and exclusive beneficial owner, and with respect to Company Registered Intellectual Property, record owner of all Company Owned IP. All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company (excluding any pending applications included in the Company Registered Intellectual Property), is valid and enforceable.

(b)            Except as would not be expected to be material to the Company, taken as a whole, the Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property necessary for the conduct of the business of the Company in substantially the same manner as such business has been operated during the last twelve (12) months.

(c)            The Company has not, within the past three (3) years, infringed, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person in any material respect. There is no Action pending to which the Company is a named party, or threatened in writing, alleging the Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person in any material respect, or challenging the scope, validity, or enforceability of any Company Owned IP (other than responses or correspondence from Governmental Authorities in the ordinary course of prosecution of Company Registered Intellectual Property), and there has not been, within the past three (3) years, any such Action brought or threatened in writing.

(d)            To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP in any material respect. The Company has not initiated any Action or sent to any Person, within the past three (3) years, any written notice, charge, complaint, claim or other written assertion against such third Person alleging infringement, misappropriation, or other violation by such third Person of any material Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person.

(e)            The Company takes commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Owned IP and all other confidential information that is material to the conduct of the business of the Company. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any such trade secrets or confidential information to or by any Person in a manner that has resulted or may result in the loss of trade secret protection or other rights in and to such information.

(f)            No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company Owned IP, except as disclosed in Section 4.21(f) of the Company Disclosure Letter.

(g)            No Company Owned Software and, to the knowledge of the Company, no Software used or held for use in the business of the Company that is owned by any third Person, contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company.

(h)            The Company’s use and distribution of (i) Company Owned Software, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. The Company has not used any Open Source Materials in a manner that requires any Company Owned Software to be subject to Copyleft Terms. The Company has not delivered, licensed or made available, and the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Owned Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company (or a contractor of the Company whose license thereto and use thereof is limited to use of such source code on the Company’s behalf), except as disclosed in Section 4.21(h) of the Company Disclosure Letter.

Section 4.22.      Privacy and Cybersecurity.

(a)            The Company is in compliance with, and during the past three (3) years has been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal data and information, (ii) the Company’s publicly facing privacy policies, and (iii) the Company’s contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company (the foregoing clauses (i) through (iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company. There are not, and have not been in the past three (3) years, any Actions by any Person, or any investigations by any Governmental Authority, pending to which the Company is a named party or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of any Privacy and Cybersecurity Requirements.

(b)            During the past three (3) years, to the knowledge of the Company, (i) there have been no material breaches of the security of, and (ii) there have been no failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Company’s business or operations with respect to, any Company IT Systems owned or controlled by the Company , or to the knowledge of the Company, those controlled by any third Person. The Company has implemented commercially reasonable cybersecurity practices (including by carrying out penetration tests and vulnerability assessments of the Company IT Systems controlled by the Company and its business environment) and have remediated any and all material vulnerabilities disclosed in such tests and assessments to Company.

(c)            The Company has established and at all times maintained, and use all commercially reasonable efforts to ensure that all third Persons controlling Company IT Systems or processing personal information in connection with a product or service of the Company has established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all trade secrets, material confidential information, and sensitive or personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. To the knowledge of Company, neither the Company nor any third Person controlling any Company IT System or processing personal information on its behalf, has (i) experienced any material incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (ii) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company.

(d)            To the knowledge of the Company, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements, or result in the Company being prohibited in a material manner from receiving or using any personal information in the manner currently received or used.

Section 4.23.      Environmental Matters.

(a)            The Company is and, except for matters which have been fully resolved, has been in material compliance with all Environmental Laws.

(b)            There has been no material release of any Hazardous Materials (i) at, in, on or under any Leased Real Property or in connection with the Company’s operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property or at any other location where Hazardous Materials generated by the Company have been transported to, sent, placed or disposed of.

(c)            The Company is not subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)            No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s compliance with or liability under Environmental Laws and there are no facts, conditions or circumstances that would be reasonably expected to form the basis of such a Legal Proceeding.

(e)            The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company with, or liability of the Company under, Environmental Law.

Section 4.24.      Absence of Changes.

(a)            From the date of the most recent balance sheet included in the Financial Statements, there has not been any Company Material Adverse Effect.

(b)            (i) the Company has conducted its business in all material respects in the ordinary course of business, (ii) the Company has not entered into any material transactions outside of the ordinary course of business and (iii) no action has been taken by the Company that would require consent under Section 6.1 if such action were taken after signing of this Agreement and prior to the Closing.

Section 4.25.      Anti-Corruption Compliance.

(a)            For the past three (3) years, the Company, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case, in violation of the Anti-Bribery Laws.

(b)            To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company.

Section 4.26.      Anti-Money Laundering; Sanctions and International Trade Compliance.

(a)            The Company, and all of its respective directors and officers, and to the knowledge of the Company, employees or agents, representatives or other Persons acting on behalf of the Company, (i) are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws and (ii) have obtained all required Licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any required filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no, and have been no, pending or, to the knowledge of the Company, threatened claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b)            The Company nor any of its respective directors or officers, or to the knowledge of the Company, employees or agents, representatives or other Persons acting on behalf of the Company, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person, Restricted Person, or in any Sanctioned Country in violation of Sanctions Laws.

(c)            The Company is not a TID U.S. business as that term is defined in 31 C.F.R. § 800.248 because the Company does not (i) produce, design, test, manufacture, fabricate, or develop one or more critical technologies, (ii) perform the functions as set forth in column 2 of appendix A to Part 800 of the C.F.R. with respect to covered investment critical infrastructure, or (iii) maintain or collect, directly or indirectly, sensitive personal data of U.S. citizens.

Section 4.27.      Information Supplied. None of the information supplied or to be supplied by the Company specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28.      Customers and Vendors.

(a)            Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) the top twenty (20) customers and (ii) the top fifteen (15) vendors, each based on the aggregate Dollar value of the Company’s transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2021 (each group of persons, respectively, the “Top Customers” and “Top Vendors”).

(b)            Except as set forth on Section 4.28(b)(i) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, informed in writing any of the Company that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its respective businesses. Except as set forth on Section 4.28(b)(ii) of the Company Disclosure Letter, all of the Top Customers and Top Vendors have executed Contracts with the Company.

Section 4.29.      Products.

(a)            Except as is not, and would not reasonably be expected to be, material to the business of the Company, taken as a whole, the Company has no outstanding product warranty claims with respect to its products and no outstanding product warranty obligations outside of any customer Contracts or end-user warranty protections entered into in the ordinary course of business, in each case other than those arising by operation of Law or in the ordinary course of business. The warranty expense of the Company has not exceeded $3,000,000 (three million Dollars) in any of the last three (3) fiscal years prior to the date hereof.

(b)            Except as is not, and would not reasonably be expected to be, material to the business of the Company, taken as a whole, no Person has asserted or threatened in writing, or to the knowledge of the Company, otherwise threatened to assert, any Action with respect to product safety, defect, negligence or liability with respect to any products of the Company.

(c)            Each of the products of the Company are, and since January 1, 2018 have been, in material compliance with all applicable Laws and contractual specifications applicable to such products, except where the failure to be so in compliance, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the business of the Company, taken as a whole.

(d)            Since January 1, 2018, (i) there have been no material defects in the design, construction, manufacturing, production, packaging, or advertising of any of the products of the Company, (ii) the products of the Company have been designed, manufactured and distributed, in each case in compliance in all material respects with applicable Laws, and there are no statements, citations or decisions by any Governmental Authority received by or in the possession of the Company that indicate that any product of the Company is unsafe or fails to meet any standards promulgated by such Governmental Authority or any other body and (iii) the Company has not recalled any product of the Company (whether voluntary or required by applicable Laws), issued any post-sale warning with respect to any product of the Company, or, received notice of any defect in any product of the Company, any claim of personal injury, death or property or economic damages in connection with any product of the Company, or any claim for injunctive relief in connection with any product of the Company, except for any notice or claim that would not reasonably be expected to be material to the business of the Company, taken as a whole.

Section 4.30.      Accounts and Notes Receivable; Accounts Payable. All accounts and notes, and other receivables of the Company are reflected on their books and records, and are receivables arising from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and each of the Company has been paying its accounts payable as and when due in all material respects.

Section 4.31.      No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, the Company and any of its respective directors, officers, employees, equityholders, or representatives, acknowledge and agree that the Company has made its own investigation of Acquiror and that neither Acquiror nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of Acquiror are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.32.      No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to Acquiror or Merger Sub or their Affiliates. The Company acknowledges and agrees with the representation in the first sentence of Section 5.21 and that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.16)), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1.      Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the Equity Securities of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2.      Due Authorization.

(a)            Each of Acquiror and Merger Sub has all requisite company or corporate power, as applicable, and authority to (i) execute and deliver this Agreement and the other documents to which they are a party contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub, (B) determined by each of the Boards of Directors of Acquiror and Merger Sub as advisable to Acquiror and the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole stockholder of Merger Sub. No other company or corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the other documents to which Acquiror and Merger Sub are party contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents to which Acquiror and Merger Sub contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and on or prior to the Closing, the other documents to which Acquiror and Merger Sub are party contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)            the affirmative vote of a majority of the votes cast by holders of outstanding shares of Acquiror Common Stock in person or represented by proxy at the Acquiror Stockholders’ Meeting and entitled to vote thereon, shall be required to approve the (A) BCA Proposal, (B) Nasdaq Proposal, (C) Acquiror Incentive Plan Proposal, (D) Acquiror ESPP Proposal, and (E) Director Proposal; and

(ii)            the affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock shall be required to approve the Amendment Proposal (including the Unbundling Precatory Proposals).

(c)            The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d)            At a meeting duly called and held, the Acquiror Board of Directors has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3.      No Conflict. Subject to the Acquiror Stockholder Approval and the receipt of the Governmental Authorizations set forth in Section 4.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents to which Acquiror or Merger Sub is party contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under, any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4.      Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years through the date hereof, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5.      SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since August 10, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of their respective filing dates or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6.      Internal Controls; Listing; Financial Statements.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since August 10, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)            Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)            Since August 10, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (the “Nasdaq”). The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or prohibit or terminate the listing of Acquiror Common Stock on the Nasdaq.

(d)            The Acquiror SEC Filings contain true and complete copies of the audited balance sheet of Acquiror as of December 31, 2021, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as of the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)            Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7.      Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, securities Laws and the filing of the Articles of Merger in accordance with the NRS.

Section 5.8.      Trust Account. As of the date of this Agreement, Acquiror has at least $128,397,500 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 10, 2021 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to (i) pay Taxes, and (ii) make payments with respect to Acquiror Share Redemptions. There are Legal Proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default of, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9.      Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10.      Absence of Changes. Since August 13, 2021, (a) there has not been any Event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business.

Section 5.11.      No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, as of the date of this Agreement, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required to be disclosed on the most recent balance sheet in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.12.      Capitalization of Acquiror.

(a)            As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 50,000,000 (fifty million) shares of Acquiror Common Stock, of which 15,812,500 shares are issued and outstanding, and (ii) 1,000,000 (one million) preferred shares of par value $0.0001 each, of which no shares are issued and outstanding (clauses (i) and (ii), collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)            Subject to the terms of conditions of the Acquiror Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 9,487,500 Acquiror Public Warrants and 4,627,858 Acquiror Private Placement Warrants are issued and outstanding. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreement, any Additional Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)            Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment or the Equity Facility, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)            The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)            Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13.      PIPE Investment. On or prior to the date of this Agreement, Acquiror has entered into the Subscription Agreement with the Initial PIPE Investor, a true and correct copy of which has been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, the Initial PIPE Investor has agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, securities or to provide to Acquiror other financing representing $5,000,000 (five million) of the PIPE Investment (such amount the “Committed PIPE Investment Amount”). As of the date hereof, the Subscription Agreement for the Committed PIPE Investment Amount is in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, the Initial PIPE Investor, in accordance with its terms.

Section 5.14.      Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 5.14 of the Acquiror Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.15.      Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness other than Working Capital Loans.

Section 5.16.      Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)            Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied in all material respects with all applicable reporting requirements with respect to such Taxes.

(c)            There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed in writing (and, to the knowledge of Acquiror, no such claim, assessment, deficiency or proposed adjustment has been asserted or assessed) by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)            There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror or Merger Sub, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f)            No written claim has been made by any Governmental Authority where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g)            Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any Contract solely between Acquiror and Merger Sub or any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes).

(h)            Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)            Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than any Contract solely between Acquiror and Merger Sub or any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Acquiror or Merger Sub.

(j)            To the knowledge of Acquiror, neither Acquiror nor Merger Sub has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k)            Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)            Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, request for change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to Acquiror or Merger Sub, taken as a whole.

(m)            Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) any prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(n)            Acquiror and Merger Sub have not taken any action or knowingly failed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, which action, inaction, facts, or circumstances could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.17.      Business Activities.

(a)            Since formation, neither Acquiror nor Merger Sub has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is subject or a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)      Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)       Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)       As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or Merger Sub after the date hereof in excess of $250,000 (two hundred and fifty thousand dollars) in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 5.18.     Stock Market Quotation. As of the date hereof, the Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “CNTQ.” As of the date hereof, the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CNTQW.” As of the Closing, after giving effect to the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Acquiror Common Stock and the Acquiror Public Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq. Acquiror is in compliance with the rules of the Nasdaq, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.19.     Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement or the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement or the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.20.     No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21.     No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Acquiror acknowledges and agrees with the representation in the first sentence of Section 4.32 and that Acquiror and its advisors, have made their own investigation of the Company and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Closing, as contained in any materials provided by the Company or any of its directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article VI

COVENANTS OF THE COMPANY

Section 6.1.     Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, except as otherwise explicitly contemplated by this Agreement, Section 6.1 of the Company Disclosure Letter or the Ancillary Agreements, required by Law (including any COVID-19 Measures) or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, delayed or conditioned), to (x) operate the business of the Company in the ordinary course and (y) use commercially reasonable efforts to preserve intact the Company’s present business organization, retain the Company’s current officers, use commercially reasonable efforts to preserve the Company’s relationships with its key suppliers and customers (if applicable). Without limiting the generality of the foregoing, or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement, Section 6.1 of the Company Disclosure Letter or the Ancillary Agreements or required by Law (including any COVID-19 Measures):

(a)       change or amend the Governing Documents of the Company or form or cause to be formed any new Subsidiary of the Company;

(b)       make or declare any dividend or distribution to the equityholders of the Company or make any other distributions in respect of any shares of the Company Capital Stock or the Equity Securities of the Company;

(c)       split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Capital Stock or Equity Securities, except for any such transaction or action by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)       purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other Equity Securities of the Company, except for (i) the acquisition by the Company of any shares of capital stock, membership interests or other Equity Securities of the Company or in connection with the forfeiture or cancellation of such interests, or (ii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to Company Options outstanding as of the date hereof in accordance with the terms of such Company Options;

(e)      enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, in each case, other than in the ordinary course of business or as required by Law;

(f)       fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire, or enter into or terminate any Real Property Lease other than in the ordinary course of business or as required by Law;

(g)      sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any Lien (except for a Permitted Lien) on, any material tangible assets or properties of the Company, except for (i) dispositions of obsolete or worthless equipment and (ii) the sale of the Company’s inventory or products in the ordinary course of business;

(h)      acquire any ownership interest in any real property;

(i)        except as otherwise required by Law, the terms of the applicable Company Benefit Plan as in effect on the date hereof, the Contracts listed on Section 4.12(a) of the Company Disclosure Letter as in effect on the date hereof, entry into any of the employment agreements contemplated by this Agreement or the issuance of any Company Options permitted under this Section 6.1, (i) agree to pay any severance, retention, change in control or termination or similar compensation or benefits to any employee, officer, director or other individual service provider of the Company, (ii) hire or terminate any officer, director or employee of the Company receiving annual base compensation equal to or in excess of $150,000 (one hundred fifty thousand Dollars), other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or amend any Company Benefit Plan, (iv) (A) increase the compensation or bonus opportunity of any Key Employee in any respect, or (B) increase the compensation or bonus opportunity of any other employee, officer, director or other individual service provider that exceeds 5% (five percent) of the aggregate compensation or bonus payable to such employees, officers, directors or other individuals, except in the ordinary course of business for employees who are not executive officers, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company to any employee, officer, director or other individual service provider of the Company, (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company except in the ordinary course of business for employees who are not executive officers to the extent that the actions (individually or in the aggregate) do not materially increase costs to the Surviving Corporation, (vii) grant any new equity awards to any employee, officer, director or other individual service provider of the Company (whether under the Company Incentive Plans or otherwise), except for grants of Company Options not to exceed 1,020,127 shares of Company Common Stock, or (viii) amend, waive or modify any of the Key Employment Agreements (or any of the terms thereof including the Amendments), notwithstanding any provision of this Agreement or other transaction documents to the contrary;

(j)            (i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material amount of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof or (ii) launch a joint venture or similar arrangement with any corporation, partnership, association, or other business organization or division thereof;

(k)            (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except in the ordinary course of business;

(l)            (i) make, change, or revoke any material Tax election, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(m)            take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(n)            except for Company Options permitted under this Section 6.1, issue any additional shares of Company Capital Stock or securities exercisable for or convertible into shares of Company Capital Stock, other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Options pursuant to their terms in the ordinary course of business under the Company Incentive Plans and the applicable award agreements, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, (ii) pursuant to the Company Preferred Conversion and (iii) in respect of the PIPE Investment, including for the avoidance of doubt, the issuance of shares of Acquiror Common Stock and/or other securities, or the providing of other financing, pursuant to the Subscription Agreement or an Additional Subscription Agreement;

(o)            adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(p)            commence, waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 (two hundred and fifty thousand dollars) in the aggregate;

(q)            grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company (other than non-exclusive licenses granted in the ordinary course of business), or dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property, other than with respect to immaterial Company Registered Intellectual Property whose cost of prosecution or maintenance, in the reasonable exercise of the Company’s business judgement, would outweigh any benefit to the Company of prosecution or maintaining such item;

(r)            disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret of the Company, other than to service providers and development partners on a need-to-know basis in the ordinary course of business and pursuant to obligations to use such information, know-how or process solely for purposes of providing such services or to collaborate on such development projects with the Company (as applicable), and to maintain the confidentiality thereof;

(s)            make or commit to make capital expenditures other than in an amount not in excess of the amounts set forth on Section 6.1(s) of the Company Disclosure Letter;

(t)            manage the Company’s working capital (including paying amounts payable in a timely manner when due and payable and collection of accounts receivable in a timely manner when due) in a manner other than in the ordinary course of business;

(u)            enter into any new line of business the Company as of the date hereof do not currently engage in;

(v)            enter into, modify, amend, renew or extend any Collective Bargaining Agreement, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of the Company as the bargaining representative for any employees of the Company;

(w)            amend in a manner materially detrimental to the Company, terminate without replacement or fail to use commercially reasonable efforts to maintain, any License material to the conduct of the business of the Company, taken as a whole;

(x)            waive the restrictive covenant obligations of any current or former director, officer, employee or independent contractor of the Company;

(y)            (i) limit the right of the Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company, taken as a whole;

(z)            terminate without replacement or amend in a manner materially detrimental to the Company , taken as a whole, any insurance policy insuring the business of the Company; or

(aa)      enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2.      Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege and to the extent permitted by applicable Law (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege, compliance with such confidentiality obligation or in compliance with applicable Law), (a) the Company shall afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company, and shall furnish such accountants and representatives with all financial and operating data and other information concerning the affairs of the Company as such accountants and representatives may reasonably request; provided that such access shall not include any sampling, testing or analysis of environmental media or any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company, and (b) the Company shall provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company, and (z) copies of any communications sent or received by the Company in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3.    Preparation and Delivery of Additional Company Financial Statements.

(a)       The Company shall use commercially reasonable efforts to deliver to Acquiror, as soon as reasonably practicable following the date of this Agreement, audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the years ended December 31, 2021, and December 31, 2020, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to the such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)       The Company shall be prepared to deliver the PCAOB Financial Statements to Acquiror as soon as reasonably practicable after the date hereof, but no later than 10 Business Days after the date hereof, subject to Acquiror’s and the Company’s preparation of the Proxy Statement/Registration Statement as described in Section 8.2(a).

(c)       The Company shall use its commercially reasonable efforts to deliver to Acquiror, as soon as reasonably practicable, the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit and cash flow of the Company as of and for the three-month period ended March 31, 2022 (the “Q1 Financials”), together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such Q1 Financials. If the Effective Time has not occurred on or prior to August 12, 2022, the Company shall use its commercially reasonable efforts to deliver to Acquiror, as soon as reasonably practicable, comparable unaudited financial statements and auditor’s report thereon as of and for the six month period ended June 30, 2022 (the “Q2 Financials”), which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. The representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 Financials and the Q2 Financials with the same force and effect as if made as of the date of this Agreement.

(d)       The Company shall use its commercially reasonable efforts to deliver to Acquiror, as soon as reasonably practicable following the date hereof, any additional financial or other information reasonably requested by Acquiror to prepare pro forma financial statements required under federal securities Laws to be included in Acquiror’s filings with the SEC (including, if applicable, the Proxy Statement/Registration Statement).

(e)       The Company shall use its commercially reasonable efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in Section 4.8 and this Section 6.3 in Acquiror’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

Section 6.4.     Affiliate Agreements. At or prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company, all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) and provide Acquiror with evidence of such termination or settlement reasonably satisfactory to Acquiror.

Section 6.5.     Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and the Company shall instruct (and shall be responsible for non-compliance), and use commercially reasonable efforts to, cause its affiliates and its and their representatives, employees, officers, directors and advisors not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

Section 6.6.    Payoff. If, and only if, the Debt Financing as contemplated by the Debt Commitment Letter is (a) consummated prior to or concurrent with the Closing, the Company shall obtain and deliver to Acquiror at or prior to the Closing Date (x) any necessary consents and/or waivers required in order to permit the prepayment of all outstanding PIUS Debt (the “Payoff Consent”), which consents and/or waivers shall be in form and substance reasonably acceptable to Acquiror and (y) a fully executed customary payoff letter related to all outstanding PIUS Debt (the “Payoff Letter”), which Payoff Letter shall include language (i) providing that, upon receipt of the applicable payoff amount, the PIUS Debt and all related transaction and/or disbursement documents shall be automatically terminated (subject to the survival of provisions which by their express terms survive any such termination), (ii) providing that all Liens and all guarantees in connection therewith shall be released and automatically terminated upon the payment of the applicable payoff amount and (iii) providing for the return of all possessory collateral (if any) in connection with such Indebtedness or (b) not consummated prior to or concurrent with the Closing, the Company shall cooperate with Acquiror in good faith to refinance the PIUS Debt. The Company shall be obligated to make all payments of fees, expenses and other costs due and payable under and in accordance with the Debt Commitment Letter to the lenders thereunder related to the Debt Financing (the “Lender Expenses”), including with respect to any indemnity entered into by the Company in connection therewith, and the Company will promptly reimburse Acquiror and Acquiror’s Affiliates for all such Lender Expenses actually paid by Acquiror and Acquiror’s Affiliates pursuant to the Debt Commitment Letter.

Article VII

COVENANTS OF ACQUIROR

Section 7.1.    Employee Matters.

(a)       Equity Plans. Prior to the Closing Date, Acquiror shall approve and adopt (x) an equity incentive plan in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company) (the “Equity Incentive Plan”), (y) the forms of (i) Incentive Option Award Agreement, (ii) Nonqualified Option Award Agreement, and (iii) Restricted Stock Unit Award Agreement attached hereto as Exhibit E (with such changes that may be agreed in writing by Acquiror and the Company), and (z) an employee stock purchase plan in substantially the form attached hereto as Exhibit F (with such changes that may be agreed in writing by Acquiror and the Company) (the “ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Equity Incentive Plan and the ESPP, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan or acquired under the ESPP remain outstanding.

(b)            No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, policy, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, program, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, policy, program, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2.    Trust Account Proceeds and Related Available Equity.

(a)       The parties to this Agreement do not have any intention as of the Effective Time to use, or to cause to be used, any amount of cash available in the Trust Account following the Acquiror Stockholders’ Meeting to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acquiror Common Stock within the six (6)-month period after the Closing.

(b)       Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3.    Listing.

(a)       From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the Nasdaq.

(b)       Prior to the Closing, Acquiror shall use commercially reasonable efforts to cause the shares of Acquiror Common Stock to be issued in connection with the transactions contemplated hereby to be approved for listing on the Nasdaq under a ticker symbol to be mutually agreed upon in writing by the parties, including by submitting prior to the Closing an initial listing application with the Nasdaq (the “Nasdaq Listing Application”) with respect to such shares, subject to official notice of issuance. Each of Acquiror, Merger Sub and the Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other parties and shall otherwise reasonably assist and cooperate with such other parties in connection with the preparation, filing and distribution of the Nasdaq Listing Application. Each of Acquiror and Merger Sub will use their respective commercially reasonable efforts to (i) cause the Nasdaq Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Nasdaq or its staff concerning the Nasdaq Listing Application and (iii) have the Nasdaq Listing Application approved by the Nasdaq as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Nasdaq Listing Application, or response to Nasdaq comments with respect thereto, will be made by Acquiror, Merger Sub or the Company, as applicable, without the other parties’ prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other parties a reasonable opportunity to review and comment thereon. Each of Acquiror, Merger Sub and the Company will promptly notify the other parties upon the receipt of any comments from the Nasdaq or any request from the Nasdaq for amendments or supplements to the Nasdaq Listing Application and will, as promptly as practicable after receipt thereof, provide each other with copies of all material correspondence between it and its representatives, on the one hand, and the Nasdaq, on the other hand, and all written comments with respect to the Nasdaq Listing Application received from the Nasdaq and advise the other on any oral comments with respect to the Nasdaq Listing Application received from the Nasdaq. Acquiror will advise the Company, promptly after Acquiror receives notice thereof, of the time of the approval of the Nasdaq Listing Application and the approval of the shares of Acquiror Common Stock to be issued in connection with the transactions contemplated hereby for listing on the Nasdaq, subject only to official notice of issuance.

Section 7.4.    No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct (and shall be responsible for non-compliance), and use commercially reasonable efforts to cause its affiliates and representatives, employees, officers, directors and advisors, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b)  initiate, solicit, engage or participate in or knowingly encourage any discussions or negotiations with any Person with respect to a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives or (d) approve, endorse or recommend any of the foregoing or any Business Combination Proposal (other than with the Company) (an “Alternative Business Combination Proposal”).

Section 7.5.   Acquiror Conduct of Business.

(a)      During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the Subscription Agreement or any Additional Subscription Agreements, or as contemplated by and with respect to the PIPE Investment or Equity Facility), the Ancillary Agreements or required by Law or as consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), operate its business in the ordinary course. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the Subscription Agreement or any Additional Subscription Agreements, or as contemplated by and with respect to the Equity Facility or the PIPE Investment) or the Ancillary Agreements or as required by Law (including any COVID-19 Measures):

(i)            seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)            except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror Common Stock or Merger Sub Capital Stock, share capital or Equity Securities, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror Common Stock or Merger Sub Capital Stock or Equity Securities, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other Equity Securities of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Common Stock made as part of the Acquiror Share Redemptions;

(iii)            take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(iv)            other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)            (A) make, change, or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than any Contract solely between Acquiror and Merger Sub or any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(vi)            other than with respect to the PIPE Investment, including for the avoidance of doubt, issuing any Acquiror Securities or the providing of other financing, pursuant to an Additional Subscription Agreement, or pursuant to Section 8.2(b), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of Acquiror’s Subsidiaries or guaranty any debt securities of another Person, or incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) fees and expenses incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business), (B) any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business and in an aggregate amount not to exceed $250,000 (two hundred and fifty thousand dollars), and (C) any Indebtedness for borrowed money or guarantee incurred between Acquiror and Merger Sub;

(vii)            other than with respect to the PIPE Investment, including for the avoidance of doubt, shares of Acquiror Common Stock and/or other securities, or the providing of other financing pursuant to an Additional Subscription Agreement, or the Equity Facility or pursuant to Section 8.2(b), (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii)            enter into any agreement to do any action prohibited under this Section 7.5.

(b)           During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to materially comply with, and continue materially performing under, as applicable, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6.      Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such actions within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)           the Acquiror Board of Directors shall consist of seven (7) directors, which shall initially include:

(i)            the two (2) individuals listed on Section 7.6 of the Acquiror Disclosure Letter (the “CNTQ Nominees”); provided that if any of the individuals set forth on Section 7.6 of the Acquiror Disclosure Letter (x) is unable for any reason to serve on the Acquiror Board of Directors, a replacement individual shall be selected by Acquiror and (y) following the Closing resigns or for any reason is unable to continue serving on the Acquiror Board of Directors for the remainder of the term of the appointment pursuant to Section 7.6(b), a replacement individual shall by selected by the Sponsor to serve the remainder of the term; provided, further, that the Sponsor is a third party beneficiary of this Section 7.6(a)(i);

(ii)            five (5) director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(iii)            in each case, who shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time;

(b)           (i) one (1) CNTQ Nominee will serve as a Class II director of Acquiror for a term expiring at the second annual meeting of stockholders of Acquiror following the Effective Time and will serve on the compensation committee and/or nominating and corporate governance committee and (ii) one (1) CNTQ Nominee will serve as a Class III director of Acquiror for a term expiring at the third annual meeting of stockholders of Acquiror following the Effective Time and will serve on the audit committee, in each case, as listed on Section 7.6 of the Acquiror Disclosure Letter;

(c)            the Acquiror Board of Directors shall have a majority of “independent” directors in accordance with the listing requirements of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(d)           the officers of Acquiror at the Effective Time shall be as set forth on Section 2.6(b) of the Company Disclosure Letter, and such officers shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents and the DGCL.

Section 7.7.         Indemnification and Insurance.

(a)            From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer (in each case acting in their capacity as such) of the (x) Company (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Governing Documents and any indemnification agreements concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that, to the greatest extent permissible under the DGCL or other applicable law, are no less favorable to those Persons than the provisions of the Governing Documents and any indemnification agreements of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b)            For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7. The D&O Indemnified Parties are intended third-party beneficiaries of this Section 7.7.

(d)            As of the Effective Time, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8.         Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9.         PIPE Subscription. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, delayed or conditioned), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Committed PIPE Investment Amount or reduce or impair the rights of Acquiror under the Subscription Agreement, Acquiror shall not permit any amendment or modification to any economic term or other material covenant, agreement or condition to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the Subscription Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) or to accommodate additional purchases of shares of Acquiror Common Stock provided that, in the case of any such assignment or transfer, the initial party to the Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreement have been satisfied or waived (if permissible), Acquiror shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreement on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the Subscription Agreement to cause the applicable Initial PIPE Investor to pay to (or as directed by) Acquiror the applicable purchase price under such PIPE Investor’s Subscription Agreement in accordance with its terms.

Section 7.10.       Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board of Directors by any Acquiror Stockholder prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation if and to the extent all such settlement payments exceed $1,000,000 (one million Dollars) in the aggregate without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned.

Section 7.11.      [Reserved].

Section 7.12.      Transaction Bonuses. After the Closing, Acquiror shall pay a transaction bonus to each of Messrs. Denis Phares and Sean Nichols if and when payable in accordance with Annex A.

Section 7.13.      Acquiror Closing Extension. Prior to August 10, 2022, Acquiror shall extend the deadline for Acquiror to consummate its initial business combination in accordance with its Governing Documents and the prospectus providing for its initial public offering by an additional three (3) months from the Termination Date (as defined in Acquiror’s Amended and Restated Certificate of Incorporation as in effect on the date hereof) (such date, the “Extended Termination Date”); provided, that if the Closing has not occurred by the date that is two Business Days prior to the Extended Termination Date, Acquiror shall extend the deadline for Acquiror to consummate its initial business combination in accordance with its Governing Documents and the prospectus providing for its initial public offering by an additional three (3) months from the Extended Termination Date.

Article VIII

JOINT COVENANTS

Section 8.1.       HSR Act; Other Filings.

(a)       In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, the Company shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)       Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)       Acquiror shall cooperate in good faith with Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date; provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.1 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, the direct or indirect equityholders of the Company, any PIPE Investor, their respective Affiliates, any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, any PIPE Investor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, any PIPE Investor, or of any such investment fund or investment vehicle.

(d)       Acquiror shall pay fifty percent (50%) of all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement and the Company shall pay fifty percent (50%) of all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

(e)       With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.2.        Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a)           Registration Statement and Prospectus.

(i)            As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall, after receipt of required PCAOB Financial Statements, file with the SEC, a mutually acceptable proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall, after receipt of required PCAOB Financial Statements, prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and instructing its representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of the Company (other than (1) certain equity securities issuable under the Equity Incentive Plan that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered by Acquiror pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a) and (2) the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration to be received by the Requisite Company Stockholders, which shall instead be registered by Acquiror on a registration statement on Form S-1 or other permissible form (the “Resale Registration Statement”)) (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its commercially reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company and any of its respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)            To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document prepared by Acquiror each time before any such document is filed by Acquiror with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel and shall incorporate all such reasonable comments into the Proxy Statement/Registration Statement and any Offer Document, as applicable. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)            Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)            If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders, with such amendment or supplement to be approved by such discovering party prior to filing and dissemination (such approval not to be unreasonably withheld, conditioned or delayed).

(b)           Acquiror Stockholder Approval.

(i)            Acquiror shall (x) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, duly (1) give notice of and (2) convene and hold a general meeting of Acquiror Stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and applicable Nasdaq rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (y) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii)            Acquiror shall (x) through its Board of Directors, recommend to its stockholders the (A) approval of the change of Acquiror’s name to “Dragonfly Energy Holdings Corp.”, (B) amendment and restatement of Acquiror’s Governing Documents, in the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) (including clause (A) of this Section 8.2(b)(ii), the “Amendment Proposal”) (including any separate or unbundled proposals as are required to implement the foregoing, collectively, the “Unbundling Precatory Proposals”), (C)  adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations and the approval of the Business Combination contemplated hereby (the “BCA Proposal”), (D) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger and PIPE Investment (the “Nasdaq Proposal”), (E) approval of the adoption by Acquiror of the ESPP (the “Acquiror ESPP Proposal”) and the Equity Incentive Plan and associated forms of award agreements described in Section 7.1 (the “Acquiror Incentive Plan Proposal”), (F)  election of directors effective as of the Closing as contemplated by Section 7.6 (the “Director Proposal”), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I)  adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”, and such recommendations, the “Acquiror Board Recommendation”), and (y) include the Acquiror Board Recommendation in the Proxy Statement.

(iii)            Notwithstanding the foregoing, if, at any time prior to obtaining the Acquiror Stockholder Approval, the Acquiror Board of Directors determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that, in light of such Intervening Event, the failure to make a Modification in Recommendation would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, the Acquiror Board of Directors may, prior to obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation; provided that Acquiror will not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (i) Acquiror promptly notifies the Company in writing, at least five (5) Business Days prior to taking such action (the “Intervening Event Notice Period”) advising the Company that the Acquiror Board of Directors proposes to take such action and containing the material facts underlying the Acquiror Board of Directors’ determination that an Intervening Event has occurred (including the rationale therefor),and (ii) following the end of such Intervening Event Notice Period (it being agreed that in the event after the commencement of the Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Intervening Event Notice Period subsequent to the time Acquiror notifies the Company of any such material revision (it being understood that there may be multiple extensions)), the Acquiror Board of Directors determines in good faith, after consulting with outside legal counsel, that the failure to make a Modification in Recommendation would reasonably be expected to result in a breach of the Acquiror Board of Directors’ fiduciary duties under applicable Law. If requested by the Company, Acquiror and its representatives shall, during the Intervening Event Notice Period, negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Modification in Recommendation.

(iv)            To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Modification in Recommendation. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (A) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (B) for the absence of a quorum and (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided that, without the Company’s prior written consent, the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Common Stock the opportunity to elect redemption of such shares of Acquiror Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents. Acquiror shall use its commercially reasonable efforts to obtain the approval of the Transaction Proposals at the Acquiror Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Transaction Proposals.

(c)            Company Stockholder Approval.

(i)            The Company, in each case prior to the Company Stockholder Approval Deadline, shall cause (A) counterparts to the Written Consent, fully executed by the Requisite Company Stockholders, to be delivered to the Company and Acquiror and (B) the Company Stockholder Approval to be obtained.

(ii)            As promptly as practicable following the execution and delivery of this Agreement, the Company shall prepare and send a notice to the equityholders of the Company who as of the Company Stockholder Approval Deadline had not yet executed and delivered the Written Consent, which notice shall include the Written Consent for consideration and execution by such equityholders, as well as any additional information required by applicable Law (including the Dissenter’s Rights Statutes) or the Governing Documents of the Company (the “Stockholder Notice”). Acquiror shall be provided with a reasonable opportunity to review and comment on the Stockholder Notice prior to its being sent to such equityholders and shall cooperate with the Company in the preparation of the Stockholder Notice and promptly provide all reasonable information regarding Acquiror and Merger Sub reasonably requested by the Company. The Company shall cause the Written Consent (and any materials or procedures relating to the Written Consent) to comply in all respects with the Governing Documents of the Company and the applicable provisions of the NRS, including any and all applicable provisions of the Dissenter’s Rights Statutes. At the option of Acquiror, the Stockholder Notice (including the Written Consent) shall be accompanied by an “advance notice statement” (as defined in the Dissenter’s Rights Statutes), which advance notice statement shall require that the Company receive “statements of intent” (as defined in the Dissenter’s Rights Statutes) within 15 days after the advance notice statement is sent.

Section 8.3.      Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use commercially reasonable efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

Section 8.4.      Cooperation; Consultation.

(a)            Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including by (a) providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company (i) as would be required (x) if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and (y) for the Resale Registration Statement) and (ii) otherwise required by the Debt Commitment Letter, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company at reasonable times and locations), (d) maintaining in full force and effect the Debt Commitment Letter, (e) complying with its or their obligations under the Debt Commitment Letter in all material respects, (f) satisfying on a timely basis (or obtaining the waiver of) all conditions to funding in the Debt Commitment Letter and such definitive agreements to be entered into pursuant to the Debt Commitment Letter to the extent in the control of such party, (g) negotiating and, in the case of the Company, executing and delivering definitive agreements with respect to the Debt Financing consistent in all material respects with the terms and conditions contemplated by the Debt Commitment Letter so that such agreements are in effect no later than the Closing Date, and (h) if all the conditions to the Debt Financing have been satisfied (other than those conditions that by their terms are to be satisfied at Closing), causing the lenders under the Debt Commitment Letter to fund the Debt Financing no later than the Closing. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not (i) unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors, (ii) require the entry into any agreement in connection with the Debt Financing which would be effective prior to the Closing or provide any certification or opinion which would be effective prior to the Closing, (iii) provide access to or require disclosure of any information to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections, (iv) cause any representation or warranty in this Agreement to be breached, (v) cause any director, officer or employee of the Company or Acquiror to incur any personal liability, (vi) conflict with the organizational documents of the Company or Acquiror or any applicable Law, (vii) result in any contravention, violation or breach of any material Contract, or (viii) require any action that causes any closing condition set forth in Article IX to fail to be satisfied or otherwise cause a breach of this Agreement. Notwithstanding the foregoing, Acquiror and its Affiliates have no obligation to pay any commitment or other similar fee, incur or reimburse any costs or expenses, enter into any binding agreement or commitment or incur any other liability or obligation in connection with the Debt Financing prior to the Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, each of the Company and Acquiror shall use commercially reasonable efforts to arrange to obtain, as promptly as practicable thereafter, alternative financing in an aggregate principal amount not less than the aggregate principal amount of the Debt Financing on the date hereof (it being understood and agreed that the consummation of any such other financing by the Company or Acquiror shall be subject to the parties’ mutual agreement) (“Alternative Financing”). In the event any Alternative Financing is obtained, references herein to (A) “Debt Financing” shall include and mean such Alternate Financing and (B) “Debt Commitment Letter” shall be deemed to include any new commitment letter obtained in connection with the Alternative Financing.

(b)            From the date of the announcement of this Agreement (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its commercially reasonable efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that, except as set forth in the Subscription Agreement or any Additional Subscription Agreements, each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Acquiror in writing.

Section 8.5.      Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.6.      Additional Equity Financing. For the avoidance of doubt, during the Interim Period and subject to Section 6.1(n) and Section 7.5(a)(vii), Acquiror and the Company may execute Additional Subscription Agreements with investors and other financing sources with the prior written consent of the other parties hereto (which shall include both Acquiror and the Company).

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1.      Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, which may be waived, if legally permissible, in writing by all of such parties:

(a)            The Acquiror Stockholder Approval shall have been obtained;

(b)            The Company Stockholder Approval shall have been obtained;

(c)            The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)            The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e)            There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger or any Law that makes the consummation of the Merger illegal or otherwise prohibited; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties with respect to the transactions contemplated hereby;

(f)            Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing); and

(g)            The Registration Statement Securities shall have been approved for listing on Nasdaq.

Section 9.2.      Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)            (i) The representations and warranties of the Company contained in Section 4.6(a) and the first sentence of Section 4.6(b) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, (ii) the Company Fundamental Representations (other than Section 4.6(a) and the first sentence of Section 4.6(b)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)            Each of the covenants to be performed by the Company as of or prior to the Closing shall have been performed in all material respects;

(c)            The Key Employment Agreements shall have been amended in accordance with the terms of the applicable Amendments, and shall continue to be in full force and effect and shall not have been terminated for any reason;

(d)           The Company Preferred Conversion shall have occurred or will occur immediately prior to the Effective Time;

(e)            If, and only if, the Debt Financing as contemplated by the Debt Commitment Letter is (i) consummated prior to or concurrent with the Closing, the Company shall have delivered the Payoff Consent and Payoff Letter to Acquiror and all outstanding PIUS Debt shall be paid off substantially concurrently with the Closing or (ii) not consummated prior to or concurrent with the Closing, the PIUS Debt shall have been refinanced on terms mutually agreeable to Acquiror and the Company (such agreement of Acquiror and the Company not to be unreasonably withheld, conditioned or delayed); and

(f)            There shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

Section 9.3.      Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            (i) The representations and warranties of Acquiror contained in Section 5.12(a) and the second sentence of Section 5.12(b) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12(a) and the second sentence of Section 5.12(b)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement; and

(b)            Each of the covenants to be performed by Acquiror as of or prior to the Closing shall have been performed in all material respects.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1.          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)            by mutual written consent of the Company and Acquiror;

(b)            by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise prohibited; provided that such Governmental Authority has jurisdiction over the parties with respect to the Merger;

(c)            by the Company or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor (taking into account any adjournments or postponements thereof) or at any adjournment or postponement thereof;

(d)            by the Company if there has been a Modification in Recommendation;

(e)            by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days after receipt by the Company of written notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is nine (9) months after the date hereof (the “Agreement End Date”), unless, in each case of clauses (i) or (ii) above, Acquiror is in material breach hereof;

(f)            by Acquiror if the Company Stockholder Approval shall not have been obtained by the Company Stockholder Approval Deadline; or

(g)            by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub, then, for a period of up to thirty (30) days after receipt by Acquiror of written notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless, in each case of clauses (i) or (ii) above, the Company is in material breach hereof.

Section 10.2.      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its respective Affiliates, officers, directors or stockholders, other than liability of the Company for fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 6.6, this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1.      Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 10, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s Governing Documents to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror.

Section 11.2.      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors (or similar governing body) or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of another party) that are contained in this Agreement or (c) waive compliance by the other parties with the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any delay in exercising any right pursuant to this Agreement shall not constitute a waiver of such right. Any waiver by a party of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.

Section 11.3.      Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, addressed as follows:

(a)           If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Chardan NexTech Acquisition 2 Corp.
17 State Street, 21st Floor

New York, NY 10004

Attention:	CCP
Email:	amaghakian@chardan.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Attention:	Jeffrey A. Brill
Peter D. Serating
Email:	jeffrey.brill@skadden.com
peter.serating@skadden.com

(b)           If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Dragonfly Energy Corp.
1190 Trademark Drive #108
Reno, Nevada 89521

Attention:	General Counsel
Email:	legal@dragonflyenergy.com

with copies to (which shall not constitute notice):

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention:	Kurt J. Berney
Noah K. Kornblith
Email:	kberney@omm.com
nkornblith@omm.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.      Assignment. No party shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

Section 11.5.      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties, any rights or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.7, (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (c) the Sponsor is a third party beneficiary of Section 7.6(a)(i).

Section 11.6.      Expenses. Except as otherwise set forth in this Agreement, each party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses. If the Closing shall occur, Acquiror shall pay or cause to be paid the (x) Company Transaction Expenses, and (y)  the Acquiror Transaction Expenses, in the case of each of clauses (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7.      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8.      Headings; Counterparts; Effectiveness. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be executed via “eSignature” by DocuSign, Inc. or similar programs and delivered by email (including by .pdf, ..tif, .gif, .jpeg or similar formatted attachment thereto) by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. This Agreement shall become effective when each party shall have received one or more counterparts hereof signed by each of the other parties and unless and until such receipt, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.9.      Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter corresponding to any Section or subsection of Article IV (in the case of the Company Disclosure Letter) or Article V (in the case of the Acquiror Disclosure Letter) shall be deemed to have been disclosed with respect to every other section and subsection of Article IV, other than Section 4.24 (in the case of the Company Disclosure Letter), or Article V, other than Section 5.10 (in the case of the Acquiror Disclosure Letter), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.      Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11.      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided that, (a) after receipt of the Written Consent, no amendment or modification shall be made that by Law requires further approval of the Requisite Company Stockholders and (b) after the Acquiror Stockholder Approval has been obtained, no amendment or modification to this Agreement shall be made that by Law requires the further approval of the stockholders of Acquiror without such further approval.

Section 11.12.      Publicity.

(a)            All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, delayed or conditioned by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)            The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 11.12.

Section 11.13.      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.      Jurisdiction; Waiver of Jury Trial.

(a)            Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15.      Enforcement. The parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, without proof of damages, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall oppose the granting of specific performance and other equitable relief or allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The parties hereby acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties would have entered into this Agreement.

Section 11.16.        Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)            solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties; and

(b)            except to the extent a party (and then only to the extent of the specific obligations undertaken by such party), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim or cause of action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17.      Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other documents, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18.        Conflicts and Privilege.

(a)           Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “CNTQ Parties”), on the one hand, and (y) the Surviving Corporation and/or any member of the Dragonfly Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Brownstein Hyatt Farber Schreck, LLP (“Brownstein”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the CNTQ Parties, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the CNTQ Parties, on the one hand, and Skadden or Brownstein, on the other hand, shall be deemed subject to attorney client privilege (the “Skadden / Brownstein Privileged Communications”), and the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the CNTQ Parties after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person other than the CNTQ Parties may use or rely on any of the Skadden / Brownstein Privileged Communications, whether located in the records or email server of Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Skadden / Brownstein Privileged Communications, by virtue of the Merger.

(b)           Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Securities of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Dragonfly Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the CNTQ Parties, on the other hand, any legal counsel, including O’Melveny & Myers LLP (“O’Melveny”) that represented the Company prior to the Closing may represent any member of the Dragonfly Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Dragonfly Group, on the one hand, and O’Melveny, on the other hand, shall be deemed subject to attorney client privilege (the “O’Melveny Privileged Communications”), and the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Dragonfly Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person other than the Dragonfly Group may use or rely on any of the O’Melveny Privileged Communications, whether located in the records or email server of Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the O’Melveny Privileged Communications, by virtue of the Merger.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CHARDAN NEXTECH ACQUISITION 2 CORP.

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: Chief Executive Officer

BRONCO MERGER SUB, INC.

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: President

DRAGONFLY ENERGY CORP.

By:	/s/ Denis Phares
Name: Denis Phares
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Schedule of Transaction Bonuses

Scenario	Minimum Cash Balance After Fees(1)	Cash Transaction Bonus	Acquiror Warrant Proceed Bonus
Scenario A	Less than $20,000,000	No bonus to be paid.	Messrs. Phares and Nichols shall each receive 5% of proceeds as a result of exercise of Acquiror Warrants (for an aggregate of 10% of proceeds).
Scenario B	Between $20,000,000 and $50,000,000	Messrs. Phares and Nichols shall each receive a cash transaction bonus of $2,000,000 (for an aggregate of $4,000,000).	Messrs. Phares and Nichols shall each receive 2.5% of proceeds as a result of exercise of Acquiror Warrants (for an aggregate of 5% of proceeds).
Scenario C	Greater than $50,000,000	Messrs. Phares and Nichols shall each receive a cash transaction bonus of $2,000,000 (for an aggregate of $4,000,000); provided, that every dollar above $50,000,000 of Minimum Cash Balance After Fees shall be split equally between Messrs. Phares and Nichols up to a cash transaction bonus of $4,000,000 to each (for an aggregate of $8,000,000 in the event that Minimum Cash Balance After Fees is greater than or equal to $54,000,000).	To the extent that Minimum Cash Balance After Fees is less than $54,000,000, upon the exercise of Acquiror Warrants, each of Messrs. Phares and Nichols shall receive a percentage of the proceeds from the sale of Acquiror Warrants such that the sum of the Acquiror Warrant Proceed Bonus and the cash transaction bonus received by each of Messrs. Phares and Nichols is equal to $4,000,000 (for an aggregate of $8,000,000).

(1) “Minimum Cash Balance After Fees” means cash held by Acquiror following Closing and after payment of Company Transaction Expenses (including the repayment of all outstanding PIUS Debt) and Acquiror Transaction Expenses and other transaction-related fees from Acquiror’s initial public offering and after receipt of proceeds from Acquiror’s private placement, and/or any other equity or debt financing, including any convertible securities, consummated by the Company.